Exhibit 4.3

EXECUTION COPY

FOURTH AMENDED AND RESTATED VOTING AGREEMENT

Parties: Despegar.com, Corp., a business company incorporated in the British Virgin Islands with company number 1936519 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”), the holders of Ordinary Shares of the Company (“Ordinary Shares”) listed on Schedule A hereto (the “Tiger Shareholders”), the holders of Ordinary Shares listed on Schedule B hereto (the “Management Shareholders”), the holders of Ordinary Shares listed on Schedule C hereto (the “Other Investor Shareholders”), the holder of Ordinary Shares listed on Schedule D hereto (the “Expedia Shareholder”) and such persons who may be listed from time to time on Schedule E hereto (the “Additional Shareholders”, and together with the Expedia Shareholder, the Other Investor Shareholders, the Management Shareholders and the Tiger Shareholders, each, a “Shareholder” and collectively, the “Shareholders”), in each case as such Schedules A, B, C, D or E may be amended hereafter as contemplated herein. The Company, the Tiger Shareholders, the Other Investor Shareholders, the Expedia Shareholder and the Management Shareholders are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.” The Company’s Board of Directors is referred to herein as the “Board.” This document, dated as of August 29, 2017, is referred to herein as the “Agreement” and may also be referred to as the “Fourth Amended and Restated Voting Agreement.”

WITNESSETH:

WHEREAS, the Company is party to that certain Third Amended and Restated Voting Agreement, dated as of March 6, 2015, by and among the Company and the holders of the Ordinary Shares listed on Schedules A, B, C, D and E thereto, as amended through the date of this Agreement (the “Third Amended and Restated Voting Agreement”);

WHEREAS, the Third Amended and Restated Voting Agreement may be amended (except with respect to certain provisions) with the consent of each of the Company, the Expedia Shareholder and the Tiger Shareholders;

WHEREAS, the Company is undertaking an Initial Offering (as defined below); and

WHEREAS, in connection with the Initial Offering, the Company, the Expedia Shareholder and the Tiger Shareholders desire to amend and restate the Third Amended and Restate Voting Agreement in the form of this Agreement, which shall supersede and replace the Third Amended and Restated Voting Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Tiger Shareholders and the Expedia Shareholder agree to amend and restate the Third Amended and Restated Voting Agreement as follows, and the Parties further agree as follows:

This Fourth Amended and Restated Voting Agreement shall become effective immediately prior to the consummation of the Initial Offering, as defined in the Investors’ Rights Agreement.

1. Agreement to Vote. Each Shareholder, as a holder of Securities (as defined below), hereby agrees on behalf of itself and any transferee or assignee of such Securities to hold all of such Securities subject to, and to vote the Securities that they own (or as to which they have voting power), from time to time, at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement. For purposes of this Agreement, at any time of determination, the term “Securities” shall mean any securities of the Company owned by a Shareholder at such time of determination, and any securities of the Company issued with respect to or in exchange or substitution for such securities.

2. [Reserved].

3. Directors and Committees.

(a) [Reserved]

(b) Committee Membership. The directors designated by the Tiger Shareholders (the “Tiger Directors”), the directors designated by the Expedia Shareholder (the “Expedia Directors”), the director designated by holders of a majority of the Ordinary Shares then held by SC US GF V HOLDINGS, LTD., SCGE FUND, L.P. and SCHF (M) PV, L.P. (such entities, “Sequoia” and such director, the “Sequoia Director”) and the director designated by holders of a majority of the Ordinary Shares then held by General Atlantic Partners (Bermuda) II, L.P., GAPCO GmbH & Co. KG, GAP Coinvestments CDA, L.P., GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC (such entities, “General Atlantic” and such director, the “GA Director”) shall have the right, but not the obligation, to serve on each committee of the Board.

(c) Exclusion of Expedia Directors. In any action, whether by vote at a meeting of the Board or a committee thereof or by written consent, relating to any transaction, agreement or arrangement with respect to which (i) the Expedia Shareholder or any of its Affiliates (as defined in the Investors’ Rights Agreement) is a counterparty or has a material economic interest in the counterparty or (ii) in the reasonable opinion of a majority of the members of the Board that are not designated or nominated by, or employed by, the Expedia Shareholder or any of its Affiliates (as defined in the Investors’ Rights Agreement), there would exist a Conflict of Interest between the interests of the Expedia Shareholder or its Affiliates (as defined in the Investors’ Rights Agreement), on the one hand, and that of the Company, on the other hand, the Expedia Directors may be excluded solely from the relevant portion of such Board or relevant committee meetings; provided, that the Expedia Shareholder shall be entitled to notice in writing of any such exclusion and the basis therefor. “Conflict of Interest” shall mean a specific material economic or competitive interest of the Expedia Shareholder or any of its Affiliates (as defined in the Investors’ Rights Agreement) in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of the Expedia Directors in the discharge of their responsibilities and duties to the Company, in light of their affiliation to the Expedia Shareholder.

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(d) Non-Disclosure Agreements. The Expedia Shareholder shall cause each Expedia Director upon his or her appointment to the Board to enter into a reasonable and customary non-disclosure agreement with the Company, which shall include terms that are substantially similar to those contained in non-disclosure agreements entered into between the Company and directors of the Company not appointed by Expedia.

(e) Changes Due to Listing Requirements. The Parties acknowledge that, notwithstanding anything to the contrary in this Agreement, in preparation for, and within ninety (90) days prior to, an Initial Offering (as defined in that certain Fifth Amended and Restated Investors’ Rights Agreement entered into as of the date herewith by and among the Tiger Shareholders, the Other Investor Shareholders, the Management Shareholders, the Expedia Shareholder and the Company, as amended, restated or otherwise modified (the “Investors’ Rights Agreement”)), Shareholders holding a majority of the Ordinary Shares may effect changes to the structure and composition of the Board, the committees thereof and to this Agreement consistent with the corporate governance requirements of applicable securities laws, the Securities and Exchange Commission and any relevant stock exchange, while otherwise adhering to the purpose of this Agreement to the fullest extent possible; provided, that (i) the Company shall avail itself of any available “controlled company” or similar or successor provision under applicable securities laws and the rules and regulations of the Securities and Exchange Commission and any relevant stock exchange, (ii) such changes shall not affect the rights of the Tiger Shareholders and the Expedia Shareholder under Sections 2 and 3(a) and (iii) if the Initial Offering (as defined in the Investor’ Rights Agreement) is not consummated by the end of such period, the Shareholders shall promptly take all necessary action to comply with the other terms of this Agreement. The Shareholders shall take all actions necessary in order to effect such changes to the structure and composition of the Board, the committees thereof and to this Agreement within the period specified in this Section 3(e).

4. Removal; Vacancy. Any director of the Company may be removed from the Board in the manner allowed by law and the Company’s Memorandum of Association and Articles of Association; provided, however, that the Tiger Directors may only be removed upon the approval or written consent of the Tiger Shareholders holding a majority of the Ordinary Shares held by all Tiger Shareholders, the Expedia Directors may only be removed upon the approval or written consent of the Expedia Shareholder, the director designated by the Management Shareholders holding a majority of the Ordinary Shares held by all Management Shareholders (the “Management Director”) may only be removed upon the approval or written consent of the Management Shareholders holding a majority of the Ordinary Shares held by all Management Shareholders, the Sequoia Director may only be removed upon the approval or written consent of holders of a majority of the Ordinary Shares then held by Sequoia and the GA Director may only be removed upon the approval or written consent of holders of a majority of the Ordinary Shares then held by General Atlantic. Upon the occurrence of a vacancy in a Tiger Director, Expedia Director, Management Director, Sequoia Director or GA Director board seat, such director shall be elected pursuant to the provisions of Section 3 above.

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5. Legend on Security Certificates. Each certificate or instrument representing any Securities shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

6. Covenant of the Company. The Company shall use commercially reasonable efforts to take all actions required to ensure that the rights given to the Shareholders hereunder are effective and that the Shareholders enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s commercially reasonable efforts to cause the nomination of the designees, as provided herein, for election as directors of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be reasonably necessary or appropriate in order to protect the rights of the Shareholders against impairment.

7. No Liability for Election of Recommended Directors. Neither the Company, the Shareholders, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

8. Grant of Proxy.

(a) Upon the failure of any Shareholder other than the Tiger Shareholders to vote his Securities in accordance with the terms of this Agreement, such Shareholder hereby grants to a shareholder designated by the Tiger Directors a proxy coupled with an interest in all Securities owned by such Shareholder to vote all such Securities in the manner provided in Sections 2 and 3 hereof. Upon the failure of any Tiger Shareholder to vote his Securities in accordance with the terms of this Agreement, such Tiger Shareholder hereby grants to a shareholder designated by the Management Director a proxy coupled with an interest in all Securities owned by such Tiger Shareholder to vote all such Securities in the manner provided in Sections 2 and 3 hereof. Any proxy granted, or deemed to have been granted under this Section 8 shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 8 is amended to remove such grant of proxy in accordance with Section 15 hereof. Notwithstanding anything to the contrary, the grant of proxy contained herein is limited solely to voting on the matters contained in Sections 2 and 3 hereof related to the size of the Board and the election of directors, respectively.

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(b) In the event that the Expedia Shareholder at any time holds a number of Ordinary Shares representing an ownership percentage in excess of 19.9% of the outstanding Ordinary Shares, the Expedia Shareholder shall have the right to provide the Company with a proxy with respect to the voting of some or all of its shares, which proxy shall be irrevocable or revocable at the Expedia Shareholder’s election. For the avoidance of doubt, if a revocable proxy is given to the Company, the Expedia Shareholder shall have the right to revoke any proxy so granted at any time in its sole discretion.

9. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

10. Execution by the Company. The Company, by its execution of this Agreement, agrees that it will cause the certificates issued after the date hereof evidencing the Securities to bear the legend required by Section 5 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the Securities to bear the legend required by Section 5 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 10, shall not affect the validity or enforcement of this Agreement.

11. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail (it being understood that any notices sent by electronic mail shall be accompanied by delivery of such notice by registered or certified mail) or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) Business Days after deposit with an internationally recognized overnight courier, specifying second-day delivery, with written verification of receipt; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day. All communications shall be sent to the respective Parties at the addresses set forth on the Offer or the notices of acceptance of the Offer, as applicable, to which this Annex C is attached (or at such other addresses as shall be specified by notice given in accordance with this Section 12). For purposes of this Section 12, the term “Business Day” means any day other than a Saturday or Sunday or a day on which banks in the State of New York are authorized or required to be closed.

13. Term. This Agreement shall terminate and be of no further force or effect upon (a) except Sections 3(c), 3(d), 3(e) and 8(b), the consummation of the Initial Offering, as defined in the Investors’ Rights Agreement, or (b) the consummation of a Liquidation Event, as defined in the Investors’ Rights Agreement. For purposes hereof, said definitions are hereby incorporated as if restated herein in their entirety. In any case, this Agreement shall terminate fifteen (15) years after the date hereof.

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14. Manner of Voting. The voting of Securities pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

15. Amendments and Waivers. Unless otherwise specified herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Expedia Shareholder and the Tiger Shareholders; provided, however, that the Expedia Shareholder shall not unreasonably withhold or delay its consent to the extent any such amendment or waiver is required in relation to additional equity financings of the Company, except in the event that such amendment or waiver adversely affects the obligations or rights of the Expedia Shareholder, in which case no such amendment or waiver shall be effective against the Expedia Shareholder if the Expedia Shareholder has not consented to it in writing; provided, further, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Management Shareholders in a different manner than the other Shareholders, no such amendment or waiver shall be effective against any Management Shareholder which has not consented to such amendment or waiver; provided, further, however, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Other Investor Shareholders in a different manner than the other Shareholders, no such amendment or waiver shall be effective against any Other Investor Shareholder which has not consented to such amendment or waiver in writing. Notwithstanding the foregoing, the right of any Shareholder or group of Shareholders to designate directors as set forth in Section 3 shall not be amended and the observance of such right shall not be waived except with the written consent of holders of a majority of the then-outstanding Securities held by such Shareholders or group of Shareholders. Any amendment or waiver affected pursuant to this Section 15 shall be binding upon all the Parties hereto.

16. Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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18. Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors, transferees and assigns and to such additional individuals or entities that may become shareholders of the Company and that desire to become Parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery by a transferee (subject to compliance with any applicable provisions of the Investors’ Rights Agreement and that certain First Refusal and Co-Sale Agreement, entered into by and among the Tiger Shareholders, the Expedia Shareholder, the Other Investor Shareholders, the Management Shareholders, the Additional Shareholders and the Company) of an Adoption Agreement reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages hereto. By its execution hereof or any Adoption Agreement, each of the Parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

19. Governing Law; Arbitration.

(a) This Agreement, and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the enforcement or breach hereof, or any transactions contemplated hereby, the Parties may elect to pursue legal remedies in accordance with Sections 19(b) and (c). In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 19, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 12.

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(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FINANCING. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 19.

20. Entire Agreement. This Agreement is intended to be the sole agreement of the Parties as it relates to the subject matter hereof and supersedes all other agreements of the Parties relating to the subject matter hereof; provided, however, that to the extent that any provision hereof conflicts with any provision of the Company’s Memorandum of Association and Articles of Association, to the extent permitted by applicable law, the provisions hereof shall control. The Third Amended & Restated Voting Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, the parties hereto have caused the Fourth Amended and Restated Voting Agreement to be duly executed, all as of the date first written above.

DESPEGAR.COM, CORP.

By:	/s/ Juan Pablo Alvarado
Name: Juan Pablo Alvarado
Title: Representative

[Signature Page to the Fourth Amended and Restated Voting Agreement]

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Authorized Person

[Signature Page to the Fourth Amended and Restated Voting Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	TIGER GLOBAL PIP PERFORMANCE IV, LLC Its General Partner

By:	TIGER GLOBAL PIP MANAGEMENT IV, LTD. Its General Partner

	By:	/s/ Steven D. Boyd
Steven D. Boyd
General Counsel

Address:	Campbell Corporate Services Limited Scotia Centre, P.O. Box 268 Grand Cayman KY1-1104 Cayman Islands

[Signature Page to the Fourth Amended and Restated Voting Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL INVESTMENTS, L.P.

By:	TIGER GLOBAL PERFORMANCE, LLC Its General Partner

	By:	/s/ Steven D. Boyd
Steven D. Boyd
General Counsel

Address:	Campbell Corporate Services Limited Scotia Centre, P.O. Box 268 Grand Cayman KY1-1104 Cayman Islands

[Signature Page to the Fourth Amended and Restated Voting Agreement]

TIGER SHAREHOLDER:

	By:	/s/ Scott Shleifer
Scott Shleifer, Investment Trustee of the Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

Address:	9 West 57th Street, 35th Floor New York, NY 10019

[Signature Page to the Fourth Amended and Restated Voting Agreement]

TIGER SHAREHOLDER:

	By:	/s/ Lee Fixel
Lee Fixel, as Investment Trustee of LFX Trust under an agreement dated as of January 26, 2011

Address:	9 West 57th Street, 35th Floor New York, NY 10019

[Signature Page to the Fourth Amended and Restated Voting Agreement]

TIGER SHAREHOLDER:

VENTOUX V LLC

	By:	/s/ Feroz Dewan
Feroz Dewan, Investment Manager

Address:	9 West 57th Street, 35th Floor New York, NY 10019

[Signature Page to the Fourth Amended and Restated Voting Agreement]

SCHEDULE A

Tiger Shareholders

Tiger Global Private Investment Partners IV, L.P.

Tiger Global Investments, L.P.

Scott Shleifer, Investment Trustee of the Scott Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

Lee Fixel, as Investment Trustee of LFX Trust under an agreement dated as of January 26, 2011

Ventoux V LLC

SCHEDULE B

Management Shareholders

Porto Palma S.A.

Vistamare S.A.

Tielis Park S.A.

Prosventure S.A.

Pausania S.A.

Bynum Company S.A.

Birbey S.A.

Prefisul S.A.

Pranaguspi S.A.

SCHEDULE C

Other Investor Shareholders

SC US GF V HOLDINGS, LTD.

SCGE FUND, L.P.

SCHF (M) PV, L.P.

INSIGHT VENTURE PARTNERS VII, L.P.

INSIGHT VENTURE PARTNERS (Cayman) VII, L.P.

INSIGHT VENTURE PARTNERS VII (Co-Investors), L.P.

INSIGHT VENTURE PARTNERS (Delaware) VII, L.P.

Accel Growth Fund II L.P.

Accel Growth Fund II Strategic Partners L.P.

Accel Growth Fund Investors 2012 L.L.C.

General Atlantic Partners (Bermuda) II, L.P.

GAPCO GmbH & Co. KG

GAP Coinvestments CDA, L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

SCHEDULE D

Expedia Shareholder

Expedia, Inc.

SCHEDULE E

Additional Shareholders

Nilesh Lakhani

Edgardo Sokolowicz

Alipio Camanzano

Ioannis S.A.

Busmont S.A.

Christian Adonajlo

Cristian Camsen

Daniel Goldstein

Michael Doyle

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Shareholder”) pursuant to the terms of that certain Third Amended and Restated Voting Agreement dated as of March 6, 2015, as may be amended, restated or modified from time to time (the “Agreement”), by and among Decolar.com, Inc., a Delaware corporation (“the Company”), and certain of its shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Shareholder agrees as follows:

(a) Acknowledgment. Shareholder acknowledges that Shareholder is acquiring certain shares of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

(b) Agreement. Shareholder (i) agrees that the Stock acquired by Shareholder shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Shareholder were originally a Party thereto.

(c) Notice. Any notice required or permitted by the Agreement shall be given to Shareholder at the address provided by such Shareholder in accordance with the Offer.

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